UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Smith, Dennis H.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   5/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President, Service Experts Inc
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-    3.Trans- 4.Securities Acquired(A)   5)Amount of    6. Ownership    7)Nature of
                             action      action   or Disposed of (D)         Securities     Form: Direct    Indirect
                             Date        Code               A                Beneficially   (D) or          Beneficial
                             (Month/                        or               Owned at       Indirect        Ownership
                             Day/Year)   Code V   Amount    D      Price     End of Month   (I)

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
Common Stock, par value      5/17/02     A(1) V      28,000    A                38,000         Direct
$0.01 per share


                                                            1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative       2)Conversion   3)Trans-       4)Trans-  5)Number of Derivative     6)Date Exercisable and
Security                    or Exercise    action         action    Securities Acquired (A)    Expiration Date
                            Price of       Date           Code      or Disposed of (D)
                            Derivative
                            Security                       Code  V  A                D         Date Exercisable  Expiration Date

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
Non-Qualified Stock Option  $16.21         5/17/02        A      V  2,100                      (2)               12/13/08
(right to buy)






Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative       3)Trans-     7)Title and Amount                  8)Price     9)Number of   10)Ownership   11)Nature of
Security                    action       of Underlying                       of Deri-    Derivative    Form of        Indirect
                            Date         Securities                          vative      Securities    Derivative     Beneficial
                                         ----------------------------------  Security    Beneficially  Security: or   Ownership
                                                               Amount or                 Owned at      Direct (D) or
                                                               Number of                 End of Month  Indirect (I)
                                         Title                 Shares
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
Non-Qualified Stock Option  5/17/02      Common Stock, $0.01   2,100                     2,100         Direct
(right to buy)                           par value per share

Explanation of Responses:


(1) Restricted Stock Award.
(2) The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
- Attorney-in-fact pursuant to the power of attorney dated 10/25/01.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Dennis H. Smith
DATE 6/7/02